Exhibit 5.1

1100 Louisiana Street, Suite 4000 Houston, Texas 77002-5213 Fax: 713/751-3290 www.kslaw.com

July 30, 2004

The Houston Exploration Company
1100 Louisiana, Suite 2000
Houston, Texas 77002-5215

Ladies and Gentlemen:

                    We have acted as counsel to The Houston Exploration Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of 1,500,000 shares of Common Stock (the “Shares”) that may be issued pursuant to The Houston Exploration Company 2004 Long Term Incentive Plan (the “Plan”).

                    As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

                    For purposes of this opinion, we also have assumed that (a) the Shares, that may be issued under the Plan and upon exercise of options issued under the Plan, will continue to be duly authorized on the dates of such issuance and (b) on the date on which any option is exercised, such option will have been duly executed, issued and delivered by the Company and will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

                    This opinion is limited in all respects to the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters

The Houston Exploration Company
July 30, 2004

stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                    Based upon the foregoing, and subject to all of the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(a)	The Shares are duly authorized.

(b)	When the Shares are issued under the Plan and upon exercise of options issued under the Plan against payment therefore as provided in the Plan, such Shares will be validly issued, fully paid and non-assessable.

                    This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

                    We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ KING & SPALDING LLP

King & Spalding LLP